Exhibit 2.1

AGREEMENT OF PURCHASE AND SALE OF STOCK

This agreement is made as of February 15, 2005, at Irvine, California, among AMERICAN HOSPITAL RESOURCES, INC. (Buyer), a Utah Corporation, having its principal office at 5231-A Kuaini Place, Honolulu, Hawaii; JUNYO KANEMITSU, JUNKI KANEMITSU, YOSHIHIRO KANEMITSU, JUNKO KANEMITSU, HARUO MIYANO and TADAAKI MIYAMOTO (collectively, Shareholder), residing at Chiba, Japan and Huntington Beach, California; and HAPS USA, INC. (Corporation), a Delaware Corporation, having its principal office at 5912 Bolsa Avenue, Suite 108, Huntington Beach, California.  In this agreement, Shareholder and Corporation are collectively referred to as Selling Parties.

A Shareholder has represented that they own all the outstanding stock of Corporation.  Buyer desires to purchase from Shareholder, and Shareholder desires to sell to Buyer, all the outstanding stock of Corporation (the Shares); Corporation desires that this transaction be consummated.  The parties desire the transaction to qualify as a tax-free reorganization under Section 368 (a)(1)(B) of the Internal Revenue Code of 1986, as amended.  In consideration of the mutual covenants, agreements, representations, and warranties contained in this agreement, the parties agree as follows:

ARTICLE I
SALE AND TRANSFER OF SHARES

Subject to the terms and conditions set forth in this agreement, on the closing date, Shareholder will transfer and convey the Shares to Buyer, and Buyer will acquire the Shares from Shareholder.

1.1

Payment in Shares of Buyer.  As full payment for the transfer of the Shares by Shareholder to Buyer, in accordance with the provisions of paragraph 8.3, Buyer must deliver the following at the closing 116,595,760 shares of AMHR restricted convertible preferred stock, which must be issued as follows:

Junyo Kanemitsu

78,119,160

Junki Kanemitsu

23,319,152

Yoshihiro Kanemitsu

  5,829,788

Junko Kanemitsu

  5,829,788

Haruo Miyano

  1,748,936

Tadaaki Miyamoto

  1,748,936

The preferred stock shall be convertible into five (5) shares of restricted common stock three years after issuance.  The preferred stock shall have five votes per share.  After the closing, Shareholders will therefore hold 93% of the total equitable value and voting power of Buyer.

1.2

Holding Period.  Shareholders agree not to sell any of the shares described in the preceding paragraph until the date of conversion into common.

1.3

Investment Intent of Shareholders.  Each Shareholder represents and warrants to Buyer that the shares of Buyer being acquired pursuant to this Agreement are being acquired for his own account and for investment and not with a view to the public resale or distribution of such shares and further acknowledges that the shares being issued have not been registered under the Securities Act and are “restricted securities” as that term is defined in Rule 144 promulgated under the Securities Act and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.

ARTICLE II
WARRANTIES OF SELLING PARTIES

Selling Parties, jointly and severally, warrant that:

2.1

Organization, Standing, and Qualification of Corporation.  Corporation is a corporation duly organized, validly existing, and in good standing under the laws of Delaware and has all necessary corporate powers to own its properties and operate its business as now owned and operated by it.  Neither the ownership of its properties nor the nature of its business requires Corporation to be qualified in any jurisdiction other than the state of its incorporation.

2.2

Capital Structure.  The authorized capital stock of Corporation consists of 100,000 shares of common stock, having a par value of $0.0001 each, of which 10,000 shares (the Shares) are issued and outstanding.  All the Shares are validly issued, fully paid, and nonassessable, and such shares have been so issued in full compliance with all federal and state securities laws.  There are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating Corporation to issue or to transfer from treasury any additional shares of its capital stock of any class.

2.3

Title to Shares.  Shareholder is the owner, beneficially and of record, of all the Shares free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges, and restrictions.  Shareholder has full power to transfer the Shares to Buyer without obtaining the consent or approval of any other person or governmental authority.

2.4

Subsidiaries.  Corporation does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, business, trust, or other entity, except for Hikari Systems Co., Ltd., a Japanese joint stock company, of which it owns 100% of the issued and outstanding shares.

2.5

Financial Statements.  The Corporation was formed on February 4, 2004, as the parent company of Hikari Systems Co., Ltd. Exhibit 2.5 to this agreement sets forth consolidated and consolidating balance sheets of Corporation or Hikari Systems Co., Ltd., as appropriate, as of March 31, 2003, and March 31, 2004, and the related consolidated and consolidating statements of income and retained earnings for the two years ending on those dates.

2.6

Absence of Specified Changes.  Since March 31, 2004, there has not been any change in the financial condition or operations of Corporation, except changes in the ordinary course of business, which have not been materially adverse.

2.7

Absence of Undisclosed Liabilities.  Corporation has no debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected or reserved against in Corporation’s consolidated balance sheet as of March 31, 2004, included in the financial statements or set forth in Exhibit 2.7 to this agreement, except for (1) those that may have been incurred after the date of that consolidated balance sheet and (2) those that are not required by generally accepted accounting principles to be included in a balance sheet.  All debts, liabilities, and obligations incurred after that date were incurred in the ordinary course of business and are usual and normal in amount both individually and in the aggregate.

2.8

Tax Returns and Audits.  Within the times and in the manner prescribed by law, Corporation has filed all federal, state, and local tax returns required by law and has paid all taxes, assessments, and penalties due and payable.  The provisions for taxes reflected in Corporation’s consolidated balance sheet as of March 31, 2004, are adequate for federal, state, county, and local taxes for the period ending on the date of that balance sheet and for all prior periods, whether disputed or undisputed.  There are no present disputes about taxes of any nature payable by Corporation.

2.9

Trade Names, Trademarks, and Copyrights.  Exhibit 2.9 to this agreement is a schedule of all trade names, trademarks, service marks, and copyrights and their registrations, owned by Corporation or in which it has any rights or licenses, together with a brief description of each.  Selling Parties have no knowledge of any infringement or alleged infringement by others of any trade name, trademark, service mark, or copyright.  Corporation has not infringed, and is not now infringing, on any trade name, trademark, service mark, or copyright belonging to any other person, firm, or corporation.  Except as set forth in Exhibit 2.9, Corporation is not a party to any license, agreement, or arrangement, whether as licenser, licensee, franchisor, franchisee, or otherwise, with respect to any trademarks, service marks, trade names, or applications for them, or any copyrights.  Corporation owns, or holds adequate licenses or other rights to use, all trademarks, service marks, trade names, and copyrights necessary for its business as now conducted by it, and that use does not, and will not, conflict with, infringe on, or otherwise violate any rights of others.  Corporation has the right to sell or assign to Buyer all owned trademarks, trade names, service marks, and all such licenses and other rights.

2.10

Title to Assets.  Corporation has good and marketable title to all the assets and interests in assets, whether real, personal, mixed, tangible, or intangible, which constitute all the assets and interests in assets that are used in the business of Corporation.  All these assets are free and clear of restrictions on or conditions to transfer or assignment and free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions, or restrictions, except for (1) those disclosed in Corporation’s consolidated balance sheet as of March 31, 2004, or in Exhibit 2.10 to this agreement; (2) the lien of current taxes not yet due and payable; and (3) possible minor matters that, in the aggregate, are not substantial in amount and do not materially detract from or interfere with the present or intended use of any of these assets or materially impair business operations.  Corporation is not in default or in arrears in any material respect under any lease.  All real property and tangible personal property of Corporation that is necessary to the operation of its business is in good operating condition and repair, ordinary wear and tear excepted.  Corporation is in possession of all premises leased to it from others.  Neither Shareholder; nor any officer, director, or employee of Corporation; nor any spouse, child, or other relative of any of these persons, owns, or has any interest, directly or indirectly, in any of the real or personal property owned by or leased to Corporation or any copyrights, patents, trademarks, trade names, or trade secrets licensed by Corporation.

2.11

Compliance With Laws.  Corporation has not received notice of any violation of any applicable federal, state, or local statute, law, or regulation (including any applicable building, zoning, environmental protection, or other law, ordinance, or regulation) affecting its properties or the operation of its business; and to the best of the knowledge of Shareholder and Corporation, there are no such violations.

2.12

Litigation.  Except as set forth in Exhibit 2.12, there is no pending, or, to the best knowledge of Shareholder and Corporation, threatened, suit, action, arbitration, or legal, administrative, or other proceeding, or governmental investigation against or affecting Corporation or any of its business, assets, or financial conditions.  The matters set forth in Exhibit 2.12, if decided adversely to Corporation, will not result in a material adverse change in the business, assets, or financial condition of Corporation.  Selling Parties have furnished or made available to Buyer copies of all relevant court papers and other documents relating to the matters set forth in Exhibit 2.12.  Corporation is not in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality.  Except as set forth in Exhibit 2.12, neither Corporation nor Shareholder is presently engaged in any legal action to recover money due to any of them or damages sustained by any of them.

2.13

Authority and Consents.  Selling Parties have the right, power, legal capacity, and authority to enter into and perform their respective obligations under this agreement; and no approvals or consents of any persons other than Selling Parties are necessary in connection with it.  The execution and delivery of this agreement by Corporation have been duly authorized by all necessary corporate action.

2.14

Corporate Documents.  Selling Parties have furnished to Buyer for its examination (1) copies of the articles of incorporation and bylaws of Corporation; (2) the minute books of Corporation containing all records required to be set forth of all proceedings, consents, actions, and meetings of the shareholders and boards of directors of Corporation; and (3) the stock transfer books of Corporation setting forth all transfers of any capital stock.

2.15

Employment Contracts and Benefits.  Exhibit 2.15 is a list of all Corporation’s material employment contracts; collective bargaining agreements; and pension, bonus, profit-sharing, stock option, or other agreements providing for employee remuneration or benefits.  To the best of Selling Parties’ knowledge, Corporation is not in default under any of these agreements.

2.16

Full Disclosure.  None of the warranties made by Shareholder or Corporation, or made in any certificate or memorandum furnished or to be furnished by any of them or on their behalf, contains or will contain any untrue statement of a material fact, or omits to state any material fact necessary to make the statements made.

ARTICLE III
BUYER’S REPRESENTATIONS AND WARRANTIES

Buyer represents and warrants that:

3.1

Organization, Standing, and Qualification of Corporation.  Buyer is a corporation duly organized, validly existing, and in good standing under the laws of Utah and has all necessary corporate powers to own its properties and operate its business as now owned and operated by it.  Neither the ownership of its properties nor the nature of its business requires Buyer to be qualified in any jurisdiction other than the state of its incorporation.

3.2

Capital Structure.  The authorized capital stock of Buyer at the time of closing will consist of 750,000,000 shares of no par value Common Stock of which 17,671,364 shares will be issued and outstanding and 150,000,000 shares of no par value Preferred Stock of which 5,441,753 shares will be issued and outstanding, collectively (“The Shares”).  All the Shares will be validly issued, fully paid, and nonassessable, and such shares will have been so issued in full compliance with all federal and state securities laws.  There are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating Buyer to issue or to transfer from treasury any additional shares of its capital stock of any class.

3.3

Subsidiaries.  Buyer does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, business, trust, or other entity.

3.4

Financial Statements.  Exhibit 3.4 to this agreement sets forth consolidated and consolidating balance sheets of Buyer as of December 31, 2001, December 31, 2002, and December 31, 2003, and the related consolidated and consolidating statements of income and retained earnings for the three years ending on those dates, audited by Buyer’s independent public accountants, whose opinions with respect to those financial statements appear in that Exhibit.  Exhibit 3.4 to this agreement sets forth unaudited consolidated and consolidating balance sheets of Buyer as of September 30,2003, and September 30, 2004, together with related unaudited consolidated and consolidating statements of income and retained earnings for each of the 3-month periods ending on those dates, certified by the chief financial officer of Buyer as accurately reflecting the financial condition of Buyer for those periods and accurately reflecting all information normally reported to Buyer’s independent public accountants for the preparation of Buyer’s financial statements.  The financial statements in Exhibit 3.4 are referred to as the Buyer’s financial statements.  The Buyer’s financial statements have been prepared in accordance with generally accepted accounting principles consistently followed by Buyer throughout the periods indicated, and fairly present the financial position of Buyer on the respective dates of the balance sheets included in the Buyer’s financial statements, and the results of its operations for the respective periods indicated.

3.5

Absence of Specified Changes.  Since September 30, 2004, there has not been any change in the financial condition or operations of Buyer, except changes in the ordinary course of business, which have not been materially adverse.

3.6

Absence of Undisclosed Liabilities.  Buyer has no debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected or reserved against in Buyer’s consolidated balance sheet as of September 30, 2004, included in the Buyer’s financial statements or set forth in Exhibit 3.6 to this agreement, except for (1) those that may have been incurred after the date of that consolidated balance sheet and (2) those that are not required by generally accepted accounting principles to be included in a balance sheet.  All debts, liabilities, and obligations incurred after that date were incurred in the ordinary course of business and are usual and normal in amount both individually and in the aggregate.

3.7

Tax Returns and Audits.  Within the times and in the manner prescribed by law, Buyer has filed all federal, state, and local tax returns required by law and has paid all taxes, assessments, and penalties due and payable.  The provisions for taxes reflected in Buyer’s consolidated balance sheet as of September 30, 2004, are adequate for federal, state, county, and local taxes for the period ending on the date of that balance sheet and for all prior periods, whether disputed or undisputed.  There are no present disputes about taxes of any nature payable by Buyer.

3.8

Trade Names, Trademarks, and Copyrights.  Exhibit 3.8 to this agreement is a schedule of all trade names, trademarks, service marks, and copyrights and their registrations, owned by Buyer or in which it has any rights or licenses, together with a brief description of each.  Buyer has no knowledge of any infringement or alleged infringement by others of any trade name, trademark, service mark, or copyright.  Buyer has not infringed, and is not now infringing, on any trade name, trademark, service mark, or copyright belonging to any other person, firm, or corporation.  Except as set forth in Exhibit 3.8, Buyer is not a party to any license, agreement, or arrangement, whether as licenser, licensee, franchisor, franchisee, or otherwise, with respect to any trademarks, service marks, trade names, or applications for them, or any copyrights.  Buyer owns, or holds adequate licenses or other rights to use, all trademarks, service marks, trade names, and copyrights necessary for its business as now conducted by it, and that use does not, and will not, conflict with, infringe on, or otherwise violate any rights of others.

3.9

Title to Assets.  Buyer has good and marketable title to all the assets and interests in assets, whether real, personal, mixed, tangible, or intangible, which constitute all the assets and interests in assets that are used in the business of Buyer.  All these assets are free and clear of restrictions on or conditions to transfer or assignment and free and clear of mortgages, liens, pledges, charges, encumbrances, equities, claims, easements, rights of way, covenants, conditions, or restrictions, except for (1) those disclosed in Buyer’s consolidated balance sheet as of September 30, 2004, or in Exhibit 3.9 to this agreement; (2) the lien of current taxes not yet due and payable; and (3) possible minor matters that, in the aggregate, are not substantial in amount and do not materially detract from or interfere with the present or intended use of any of these assets or materially impair business operations.  Buyer is not in default or in arrears in any material respect under any lease.  All real property and tangible personal property of Buyer that is necessary to the operation of its business is in good operating condition and repair, ordinary wear and tear excepted.  Buyer is in possession of all premises leased to it from others.  No officer, director, or employee of Buyer; nor any spouse, child, or other relative of any of these persons, owns, or has any interest, directly or indirectly, in any of the real or personal property owned by or leased to Buyer or any copyrights, patents, trademarks, trade names, or trade secrets licensed by Buyer.

3.10

Compliance With Laws.  Buyer has not received notice of any violation of any applicable federal, state, or local statute, law, or regulation (including any applicable building, zoning, environmental protection, or other law, ordinance, or regulation) affecting its properties or the operation of its business; and to the best of the knowledge of Buyer, there are no such violations.

3.11

Litigation.  Except as set forth in Exhibit 3.11, there is no pending, or, to the best knowledge of Buyer, threatened, suit, action, arbitration, or legal, administrative, or other proceeding, or governmental investigation against or affecting Buyer or any of its business, assets, or financial conditions.  The matters set forth in Exhibit 3.11, if decided adversely to Buyer, will not result in a material adverse change in the business, assets, or financial condition of Buyer.  Buyer has furnished or made available to Selling Parties copies of all relevant court papers and other documents relating to the matters set forth in Exhibit 3.11.  Buyer is not in default with respect to any order, writ, injunction, or decree of any federal, state, local, or foreign court, department, agency, or instrumentality.  Except as set forth in Exhibit 3.11, Buyer is not presently engaged in any legal action to recover money due to it or damages sustained by it.

3.12

Authority and Consents.  Buyer has the right, power, legal capacity, and authority to enter into and perform its obligations under this agreement; and no approvals or consents of any persons other than its shareholders are necessary in connection with it.  The execution and delivery of this agreement by Buyer has been duly authorized by all necessary corporate action.

3.13

Corporate Documents.  Buyer has furnished to Selling Parties for their examination (1) copies of the articles of incorporation and bylaws of Buyer; and (2) the minute books of Buyer containing all records required to be set forth of all proceedings, consents, actions, and meetings of the shareholders and boards of directors of Buyer.

3.14

Employment Contracts and Benefits.  Exhibit 3.14 is a list of all Buyer’s material employment contracts; collective bargaining agreements; and pension, bonus, profit-sharing, stock option, or other agreements providing for employee remuneration or benefits.  To the best of Buyer’s knowledge, Buyer is not in default under any of these agreements.

3.15

Full Disclosure.  None of the warranties made by Buyer, or made in any certificate or memorandum furnished or to be furnished by it or on its behalf, contains or will contain any untrue statement of a material fact, or omits to state any material fact necessary to make the statements made.

3.16

Zero Net Value.  As of the closing, Buyer’s financial statement shall reflect zero assets and zero liabilities.

ARTICLE IV
SELLING PARTIES’ OBLIGATIONS BEFORE CLOSING

Selling Parties covenant that from the date of this agreement until the closing:

4.1

Buyer’s Access to Premises and Information.  Buyer and its counsel, accountants, and other representatives will have full access during normal business hours to all properties, books, accounts, records, contracts, and documents of or relating to Corporation.  Selling Parties will furnish or cause to be furnished to Buyer and its representatives all data and information concerning the business, finances, and properties of Corporation that may reasonably be requested.

4.2

Conduct of Business in Normal Course.  Corporation will carry on its respective business and activities diligently and in substantially the same manner as they previously have been carried out and will not institute any unusual or novel methods of manufacture, purchase, sale, lease, management, accounting, or operation that vary materially from those methods used by Corporation as of the date of this agreement.

4.3

Preservation of Business and Relationships.  Corporation will use its best efforts to preserve their respective its business organization intact; to keep available to Corporation its present officers and employees; and to preserve its present relationships with suppliers, customers, and others having business relationships with it.

4.4

Corporate Matters.  Corporation will not (1) amend its articles of incorporation or bylaws; (2) issue any shares of its capital stock; (3) issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments under which any additional shares of its capital stock of any class might be directly or indirectly authorized, issued, or transferred from treasury; or (4) agree to do any of the acts listed above.

4.5

Employees and Compensation.  Corporation will not, and will not agree to:  (1) make any change in compensation payable or to become payable by either of them, to any officer, employee, sales agent, or representative; (2) make any change in benefits payable to any officer, employee, sales agent, or representative under any bonus or pension plan or other contract or commitment; or (3) modify any collective bargaining agreement to which either of them is a party or by which either may be bound.

4.6

Dividends, Distributions, and Stock Acquisitions.  Corporation will not:  (1) Declare, set aside, or pay any dividend or make any distribution in respect of its capital stock; (2) Directly or indirectly purchase, redeem, or otherwise acquire any shares of its capital stock; or (3) Enter into any agreement obligating it to do any of the foregoing prohibited acts.

4.7

Payment of Liabilities and Waiver of Claims.  Corporation will not, and will not agree to:  (1) pay any obligation or liability, fixed or contingent, other than current liabilities; (2) waive or compromise any right or claim; or (3) cancel, without full payment, any note, loan, or other obligation owed to Corporation.

4.8

Existing Agreements.  Corporation will not, and will not agree to, modify, amend, cancel, or terminate any of its existing contracts or agreements.

4.9

Consents of Others.  As soon as reasonably practical after the execution and delivery of this agreement, and in any event on or before the closing date, Selling Parties will obtain the written consent of the persons described in Exhibit 4.9 to this agreement and will furnish to Buyer executed copies of those consents.

4.10

Warranties True at Closing.  All warranties of Selling Parties set forth in this agreement and in any written statements delivered to Buyer by Selling Parties under this agreement will also be true and correct on the closing date as if made on that date.

ARTICLE V
BUYER’S OBLIGATIONS BEFORE CLOSING

Information To Be Held in Confidence.  Buyer agrees that, unless and until the closing has been consummated, Buyer and its officers, directors, and other representatives will hold in strict confidence, and will not use to the detriment of Shareholder or Corporation, all data and information about the business of Corporation obtained in connection with this transaction or agreement, except as far as the data and information may be required by law to be included in Buyer’s proxy statement in connection with a meeting of its shareholders, required by the Securities Exchange Act of 1934, as amended, and the general rules and regulations issued under that act.  If the transactions contemplated by this agreement are not consummated, Buyer will return to Selling Parties all that data and information that Selling Parties may reasonably request, including worksheets, test reports, manuals, lists, memoranda, and other documents prepared by or made available to Buyer in connection with this transaction.

ARTICLE VI
CONDITIONS PRECEDENT TO BUYER’S PERFORMANCE

6.1

Conditions Precedent to Buyer’s Performance.  The obligations of Buyer to purchase the Shares under this agreement are subject to the satisfaction, at or before the closing, of all the conditions set out below in this Article VI.  Buyer may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition will constitute a waiver by Buyer of any of its other rights or remedies, at law or in equity, if Shareholder or Corporation are in default of any of their representations, warranties, or covenants under this agreement.

6.2

Accuracy of Selling Parties’ Warranties.  Except as otherwise permitted by this agreement, all warranties by each of the Selling Parties in this agreement, or in any written statement that will be delivered to Buyer by any of them under this agreement, must be true in all material respects on the closing date as though made at that time.

6.3

Performance by Selling Parties.  Selling Parties must have performed, satisfied, and complied in all material respects with all covenants, agreements, and conditions required by this agreement to be performed or complied with by them, or any of them, by the closing date.

6.4

No Material Adverse Change.  During the period from September 30, 2004 to the closing date, there will not have been any material adverse change in the financial condition or the results of operations of Corporation, and Corporation will not have sustained any insured or uninsured loss or damage to its assets that materially affects its ability to conduct a material part of its business.

6.5

Certification by Selling Parties.  Buyer will have received a certificate, dated the closing date, signed and verified by Shareholder and by Corporation’s president or vice president and treasurer or assistant treasurer, certifying, in such detail as Buyer and its counsel may reasonably request, that to the best of their knowledge the conditions specified in this Article have been fulfilled.

6.6

Absence of Litigation.  No action, suit, or proceeding before any court or any governmental body or authority, pertaining to the transaction contemplated by this agreement or to its consummation, will have been instituted or threatened on or before the closing date.

6.7

Corporate Approval.  The execution and delivery of this agreement by Corporation, and the performance of the covenants and obligations under it, will have been duly authorized by all necessary corporate action, and Buyer will have received copies of all resolutions pertaining to that authorization, certified by the secretary of Corporation.

6.8

Approval of Documentation.  The form and substance of all certificates, instruments, opinions, and other documents delivered to Buyer under this agreement will be satisfactory in all reasonable respects to Buyer and its counsel.

ARTICLE VII
CONDITIONS PRECEDENT TO SELLER’S PERFORMANCE

The obligations of Shareholder to sell and transfer the Shares under this agreement are subject to the satisfaction, at or before the closing, of all the following conditions.  Shareholder may waive any or all of these conditions in whole or in part without prior notice, provided, however, that no such waiver of a condition will constitute a waiver by Shareholder of any of its other rights or remedies, at law or in equity, if Buyer should be in default of any of its representations, warranties, or covenants under this agreement.

7.1

Accuracy of Buyer’s Representations and Warranties.  All warranties by Buyer contained in this agreement or in any written statement delivered by Buyer under this agreement must be true on and as of the closing date as though such representations and warranties were made on and as of that date.

7.2

Buyer’s Performance.  Buyer must have performed and complied with all covenants and agreements and satisfied all conditions that it is required by this agreement to perform, comply with, or satisfy before or at the closing.

7.3

Buyer’s Corporate Approval.  The board of directors and holders of a majority of the voting power of Buyer will have duly authorized and approved the execution and delivery of this agreement and all corporate action necessary or proper to fulfill Buyer’s obligations to be performed under this agreement on or before the closing date, including taking the following actions:

a.

Authorize the Company to discontinue its operations as of December 31, 2004 that the Company reclassify itself as a developmental stage company as of December 31, 2004 and that the Company complete a quasi-reorganization whereby the accumulated deficit of the Company is offset against the additional paid in capital.

b.

Amend the Articles of Incorporation to increase the authorized capital so the total number of shares of Common Stock the Company is authorized to issue is Seven Hundred Fifty Million (750,000,000) shares with no par value and the total number of shares of Preferred Stock the Company is authorized to issue is One Hundred Fifty Million (150,000,000) shares with no par value, in such series and designations as may be authorized by the Board of Directors.

c.

Amend the Articles of Incorporation to change the name of the Company to HAPS

ARTICLE VIII
THE CLOSING

8.1

Time and Place.  The transfer of the Shares by Shareholder to Buyer (the closing) will take place at the offices of Snell & Wilmer LLP, 1920 Main Street, Suite 1200, Irvine, California at 10:00 a.m. local time, on May 30, 2005, or at such other time and place as the parties may agree to in writing (the closing date).

8.2

Selling Parties’ Obligations at Closing.

(a)

At the closing, Shareholder must deliver to Buyer the following instruments, in form and substance satisfactory to Buyer and its counsel, against delivery of the items specified in paragraph 8.3:

(ii)

A certificate or certificates representing the Shares, registered in the name of Shareholder, duly endorsed by Shareholder for transfer or accompanied by an assignment of the Shares duly executed by Shareholder.  On submission of that certificate or certificates to Corporation for transfer, Corporation will issue to Buyer a certificate representing the Shares, registered in the Buyer’s name.

(iii)

The stock book, stock ledger, minute book, and corporate seal of Corporation.

(iv)

An investment letter from each shareholder in a form substantially similar to the one attached hereto as Exhibit A.

(b)

Shareholder agrees to retain Mark Buck as a director of Buyer for a period of one year following the closing.

8.3

Buyer’s Obligations at Closing.  At the closing, Buyer must deliver to Shareholder certificates representing the total number of shares of Buyer’s common stock to be issued and delivered at the closing under paragraph 1.1 against delivery of the items Sellers are to deliver as specified in paragraph 8.2.

ARTICLE IX
PUBLICITY

All notices to third parties and all other publicity concerning the transactions contemplated by this agreement will be jointly planned and coordinated by and between Buyer and Selling Parties.  No party will act unilaterally in this regard without the prior written approval of the others; however, this approval will not be unreasonably withheld.

ARTICLE X
COSTS

10.1

Each party represents that it has dealt with no broker or finder in connection with any transaction contemplated by this agreement, except Buyer’s dealings with Antaeus Capital Partners, LLC; and, as far as it knows, no broker or other person is entitled to any commission or finder’s fee in connection with any of these transactions, except the fee to be paid to Antaeus Capital Partners, LLC by Buyer.  Selling Parties and Buyer will indemnify and hold one another harmless against any loss, liability, damage, cost, claim, or expense incurred by reason of any brokerage, commission, or finder’s fee alleged to be payable because of any act, omission, or statement of the indemnifying party.

10.2

Each party will pay all costs and expenses incurred or to be incurred by it in negotiating and preparing this agreement and in closing and carrying out the transactions contemplated by this agreement.

ARTICLE XI
FORM OF AGREEMENT

11.1

Effect of Headings.  The subject headings of the paragraphs and subparagraphs of this agreement are included for convenience only and will not affect the construction or interpretation of any of its provisions.

11.2

Word Usage.  Unless the context clearly requires otherwise:

(1)

Plural and singular numbers will each be considered to include the other;

(2)

The masculine, feminine, and neuter genders will each be considered to include the others;

(3)

“Shall,” “will,” “must,” “agree,” and “covenants” are each mandatory;

(4)

“May” is permissive;

(5)

“Or” is not exclusive; and “Includes” and “including” are not limiting.

11.3

Entire Agreement; Modification; Waiver.  This agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties.  No supplement, modification, or amendment of this agreement will be binding unless executed in writing by all the parties.  No waiver of any of the provisions of this agreement will constitute a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver.  No waiver will be binding unless executed in writing by the party making the waiver.

11.4

Counterparts.  This agreement may be executed simultaneously in one or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument.

ARTICLE XII
PARTIES

12.1

Parties in Interest.  Nothing in this agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this agreement on any persons other than the parties to it and their respective successors and assigns.  Nothing in this agreement is intended to relieve or discharge the obligation or liability of any third persons to any party to this agreement.  No provision gives any third persons any right of subrogation or action against any party to this agreement.

12.2

Assignment.  This agreement will be binding on, and will inure to the benefit of, the parties to it and their respective heirs, legal representatives, successors, and assigns; provided, however, that Buyer may not assign any of its rights under this agreement, except to a wholly owned subsidiary corporation of Buyer.  No such assignment by Buyer to its wholly owned subsidiary will relieve Buyer of any of its obligations or duties under this agreement.

ARTICLE XIII
REMEDIES

13.1

Specific Performance and Waiver of Rescission Rights.  Each party’s obligation under this agreement is unique.  If any party should default in its obligations under this agreement, both parties acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the nondefaulting party or parties, in addition to any other available rights or remedies, may sue in equity for specific performance, and the parties each expressly waive the defense that a remedy in damages will be adequate.  Despite any breach or default by any of the parties of any of their respective representations, warranties, covenants, or agreements under this agreement, if the purchase and sale contemplated by it will be consummated at the closing, each of the parties waives any rights that it may have to rescind this agreement or the transaction consummated by it; provided, however, that this waiver will not affect any other rights or remedies available to the parties under this agreement or under the law.

13.2

Recovery of Litigation Costs.  If any legal action or any arbitration or other proceeding is brought for the enforcement of this agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this agreement, the successful or prevailing party or parties will be entitled to recover reasonable attorney fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

13.3

Defaults Permitting Termination.  If either Buyer or Selling Parties materially default in the due and timely performance of any of their warranties or agreements under this agreement, the nondefaulting party or parties may on the closing date give notice of termination of this agreement, in the manner provided in Article XV.  The notice will specify with particularity the default or defaults on which the notice is based.  The termination will be effective five business days after the closing date, unless the specified default or defaults have been cured on or before this effective date for termination.

ARTICLE XIV
NATURE AND SURVIVAL OF WARRANTIES AND OBLIGATIONS

All representations, warranties, covenants, and agreements of the parties contained in this agreement, or in any instrument, certificate, opinion, or other writing provided for in it, will survive the closing.

ARTICLE XV
NOTICES

All notices, requests, demands, and other communications under this agreement must be in writing and will be considered to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the second day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, and properly addressed as follows:

To Selling Parties at:

HAPS USA, Inc.
5912 Bolsa Avenue, Ste. 108
Huntington Beach, CA 92649
Attn.:  Henry Miyano

With a copy to:

William Tolin Gay, Esq.
Snell & Wilmer, LLP
1920 Main Street, Ste. 1200
Irvine, CA 92614

To Buyer at:

AMERICAN HOSPITAL RESOURCES, Inc.
5231-A Kuaini Place
Honolulu, Hawaii 96821
Attn.:  Mark E. Buck, President

With a copy to:

____________________
____________________

____________________

Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set forth above.

ARTICLE XVI
GOVERNING LAW

This agreement will be construed in accordance with, and governed by, the laws of the State of California as applied to contracts that are executed and performed entirely in California.

ARTICLE XVII
SEVERABILITY

If any provision of this agreement is held invalid or unenforceable by any court of final jurisdiction, it is the intent of the parties that all other provisions of this agreement be construed to remain fully valid, enforceable, and binding on the parties.

IN WITNESS WHEREOF, the parties to this agreement have duly executed it on the day and year first above written.

BUYER

CORPORATION

AMERICAN HOSPITAL RESOURCES, INC.

HAPS USA, INC.

A Utah Corporation

A Delaware Corporation

____/s/ Mark E. Buck_____

___/s/ Junyo Kanemitsu________

By:  Mark E. Buck

By:  Junyo Kanemitsu

Its:  President

Its:  President

SHAREHOLDERS

_/s/ Junyo Kanemitsu__________

__/s/ Junki Kanemitsu______

JUNYO KANEMITSU

JUNKI KANEMITSU

__/s/ Yoshihiro Kanemitsu_____

__/s/ Junko Kanemitsu_________

YOSHIHIRO KANEMITSU

JUNKO KANEMITSU

__/s/ Haruo Miyano___________

__/s/ Tadaaki Miyamoto______

HARUO MIYANO

TADAAKI MIYAMOTO

EXHIBIT A
INVESTMENT REPRESENTATION STATEMENT

PURCHASER:

ISSUER:

American Hospital Resources. Inc. (Referred to hereinbelow as the “Company”)

SECURITY:

Common Stock, no par value

QUANTITY:

Shares

In connection with the purchase of the above-listed Securities of the Company, I, the purchaser represent to the Company the following:

1.

Investment.  (a) I am aware of the Company’s business affairs and financial condition.  I am purchasing the Securities for investment for my own account only and not with a view to, or for resale in connection with any “distribution” thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).  These securities have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends on, among other things, the bona fide nature of the investment intent as expressed herein.  In this connection I understand that, in view of the Securities and Exchange Commission (“SEC”), the statutory basis for such exemption may be unavailable if my representation was predicated solely upon a present intention to hold these Securities for the minimum capital gains period specified under tax statutes, for a deferred sale, for or until an increase or decrease in the market price of the Securities or for the period of one year or any other fixed period in the future.

(b)

I have examined or have had an opportunity to examine, before the date hereof, such documents and information relevant to this transaction as may have been requested from the Company, in that connection.  I have taken all steps necessary to evaluate the merits and risks of this offering.

(c)

I have had an opportunity to ask questions of and receive answers from officers of the Company, or a person or persons acting on its behalf, concerning the terms and conditions of this investment, and all such questions have been answered to my full satisfaction.

2.

Restrictions on Transfer Under Securities Act.  I further acknowledge and understand that the Securities must be held indefinitely unless they are subsequently registered under the Securities Act and registered and/or qualified under applicable state securities laws or unless an exemption from such registration and/or qualification is available.  Moreover. I understand that the Company is under no obligation to register the Securities.  In addition, I understand that the certificate evidencing the Securities will be imprinted with a legend which prohibits the transfer of the Securities unless they are registered or unless the Company receives an opinion of counsel reasonably satisfactory to the Company that such registration is not required.

3.

Sales Under Rule 144.  I am aware of the adoption of Rule 144 by the SEC promulgated under the Securities Act, which in substance permits limited public resale of securities acquired in a non-public offering subject to the satisfaction of certain conditions, including:  (i) the availability of certain current public information about the Company, (ii) the resale being made through a broker in an unsolicited “broker’s transaction” or in transactions directly with a “ market maker,” and (iv) the amount of securities sold during any three-month period not exceeding specified limitations (generally 1% of the total shares outstanding).

4.

Limitations on Rule 144.  I further acknowledge and understand that the Company is not now, and at any time I wish to sell the Securities may not be, satisfying the public information requirement of Rule 144, and, in such case, I would be precluded from selling the Securities under Rule 144 even if the minimum holding period under Rule 144 had been satisfied.

In Witness Whereof, the undersigned has executed this Investor Representation Statement with knowledge that the above-named Issuer will rely on the truth and completeness of the representations and warrantees contained herein.

DATE

PURCHASER

______________________________

Name: ________________________

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